Exhibit 10.38

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Amy Trombly (the “Executive”), and Sonoma Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), as of June 16, 2023 (the “Effective Date”). This Agreement replaces that certain employment agreement dated as of July 22, 2022, and entered into by and between the Executive and the Corporation.

RECITALS

WHEREAS, the Corporation desires that the Executive continue to be employed by the Corporation as its Chief Executive Officer and to serve as a member of the Board of Directors of the Corporation, and to carry out the duties and responsibilities described below, all on the terms and conditions set forth herein;

WHEREAS, the Executive is willing to accept and continue such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises of the parties herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Corporation and the Executive hereto agree as follows:

1. Employment and Duties.

1.1 Position. On the terms and subject to the conditions set forth herein, the Corporation agrees to employ Executive as its Chief Executive Officer until such time as the employment relationship ends or is terminated by either Party pursuant to Section 2. Executive does hereby accept and agree to such employment, on the terms and conditions expressly set forth in this Agreement. Executive shall also serve as a member of the Board of Directors of the Corporation (the “Board”) and may be required to serve as an officer or director of any affiliate of the Corporation for no additional compensation.

1.2 Duties. During the Term of Employment (as defined in Section 2), Executive shall serve the Corporation as its Chief Executive Officer and as a member of the Board of Directors of the Corporation. Executive and shall, without limitation and without limiting Executive’s other duties to the Corporation, and without limiting the authority of the Corporation’s Board of Directors, be responsible for the general supervision, direction and control of the business and affairs of the Corporation and have such other duties and responsibilities as the Board shall designate that are consistent with Executive’s position as Chief Executive Officer of the Corporation. Executive shall perform all of such duties and responsibilities in accordance with the legal directives of the Board and in accordance with the practices and policies of the Corporation as in effect from time to time throughout the Term of Employment (including, without limitation, the Corporation’s insider trading and ethics policies, as they may change from time to time). While employed as Chief Executive Officer of the Corporation, Executive shall report exclusively to the Board. Throughout the Term of Employment, Executive shall not serve on the boards of directors or advisory boards of any other entity, except for any wholly or majority owned subsidiaries of the Corporation, unless such service is expressly approved by the Board.

1.3 No Other Employment; Minimum Time Commitment. Throughout the Term of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and (ii) hold no other job. The Executive agrees that any investment or direct involvement in, or any appointment to or continuing service on the board of directors or similar body of, any corporation or other entity, other than wholly or majority owned subsidiaries of the Corporation, must be first approved in writing by the Corporation. The foregoing provisions of this Section 1.3 shall not prevent the Executive from investing in non-competitive, publicly-traded securities to the extent permitted by Section 6(b).

1.4 No Breach of Contract. Executive hereby represents to the Corporation that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound.

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1.5 Place of Performance. The principal place of Executive’s employment shall be the Corporation’s offices located in Boulder, Colorado, though such principal place of employment of the Executive may be moved from time to time upon mutual agreement by the Executive and the Corporation. The Executive agrees that the Executive will be regularly present at the Corporation’s principal executive offices, or such other location as the parties may designate, and that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Corporation. The Corporation acknowledges that Executive’s principal place of residence is and will remain during the Term of Employment, Colorado.

2. At-Will Employment, Term of Employment. The “Term of Employment” shall commence on the Effective Date, and shall continue in full force until the Termination Date pursuant to Section 5.9. The Parties agree that Executive’s employment with the Corporation will be “at-will” employment and may be terminated at any time with or without cause in accordance with Section 5. This Agreement shall govern the terms of Executive’s employment hereunder on and after the Effective Date.

3. Compensation.

3.1 Base Salary. As of the Effective Date and during the Term of Employment, the Corporation shall pay to the Executive a base salary at the rate of $27,083.33 per month ($325,000 per annum), subject to increase (but not decrease) by the Board (the “Base Salary”). The Executive’s Base Salary shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but no less frequently than monthly.

3.2 Annual Bonus. For each fiscal year during the Term of Employment, Executive shall be eligible to receive a target annual bonus (the “Annual Bonus”) of 50% of Base Salary, up to 120% of the target Annual Bonus. The decision to provide any annual bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board. Executive must be employed by the Corporation on the day that any Annual Bonus is paid. The Board of Directors or the Compensation Committee, as appropriate, may in its sole discretion agree to pay a pro rata or full Annual Bonus, and if such Annual Bonus is granted, then determine the amount, form and payment schedule.

3.3 Equity. During the Term of Employment, Executive shall be eligible to participate in the Corporation’s equity-based incentive programs in effect at the time, subject to the terms of such plans, as determined by the Board or the Compensation Committee, in its sole discretion.

3.4 Indemnification. (a) In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Corporation related to any contest or dispute between the Executive and the Corporation or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Corporation, or any affiliate of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Corporation to the maximum extent permitted under applicable law and the Corporation’s articles and bylaws, as may be amended from time to time, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

(b) During the Term of Employment and for a period of six (6) years thereafter, the Corporation or any successor to the Corporation shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Corporation.

3.5 Clawback Provisions. Any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Corporation which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement). The Corporation will make any determination for clawback or recovery in accordance with any applicable law or regulation.

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4. Benefits.

4.1 Health and Welfare. During the Term of Employment, Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available by the Corporation to the Corporation’s senior-level employees generally, as such plans or programs may be in effect from time to time.

4.2 Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out Executive’s duties for the Corporation under this Agreement and entitled to reimbursement for all such expenses Executive incurs during the Term of Employment in connection with carrying out the Executive’s duties for the Corporation, as approved by the Corporation’s Chief Financial Officer and subject to the Corporation’s reasonable expense reimbursement policies in effect from time to time. Such expenses may include but are not limited to travel, lodging and meals. The Corporation shall reimburse Executive to the extent required by the preceding sentence.

4.3 Vacation and Other Leave. During the Term of Employment, Executive shall accrue and be entitled to take paid vacation of 4 weeks per annum pro-rated in accordance with the Corporation’s standard vacation policies in effect from time to time, including the Corporation’s policies regarding vacation accruals, provided however, that Executive shall be able to accrue a maximum of two times of the annual vacation time. Executive shall also be entitled to all other holiday and leave pay generally available to all other employees of the Corporation.

5. Termination.

5.1. Termination. The Term of Employment and Executive’s employment hereunder may be terminated by the Corporation or by Executive upon sixty (60) days’ written notice at any time and for any reason, for or without cause, for or without good reason, or upon Death of the Executive. Upon termination of Executive’s employment during the Term of Employment, Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to the compensation and benefits describe in this Section 5 and shall have no further rights to any compensation or any other benefits from the Corporation or any of its affiliates. Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Death shall be provided in a manner which is consistent with federal and state law. The Corporation may deduct from all payments made hereunder, all applicable taxes and other appropriate deductions.

5.2. Definitions. For purposes of this Agreement:

(a) “Accrued Amounts” shall mean:

(i)  any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in the next regularly scheduled payroll following one (1) week after termination; and

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Corporation’s expense reimbursement policy.

(b) “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)  one person (or more than one person acting as a group) acquires ownership of stock of the Corporation that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Corporation’s stock and acquires additional stock;

(ii)  a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

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(iii)  the sale of all or substantially all of the Corporation’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Corporation, a change in effective control of the Corporation, or a change in the ownership of a substantial portion of the Corporation’s assets under Section 409A.

For purposes of the definition of “Change of Control”, the following definitions shall be applicable:

(i) The term “person” shall mean any individual, corporation or other entity and any group as such term is used in Section 13(d) (3) or 14(d) (2) of the Exchange Act.

(ii)  Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation:

a. which that person owns directly whether or not of record, or

b. which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

c. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (b) above, by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

d. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (b) above), by any other person with which that person or her “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

(iii)  The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clause (ii) (b), (c), and (d) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

(c) “Cause” shall mean:

(i)  the Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)  the Executive’s willful failure to comply with any valid and legal directive of the Board communicated to Executive in writing;

(iii)  the Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company Group;

(iv)  the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Corporation;

(v)  the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

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(vi)  the Executive’s violation of a material policy of the Corporation that has been provided to Executive (documents made public on the Corporation’s website or through filings with the U.S. Securities and Exchange Commission are deemed provide to the Executive);

(vii)  the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii)  the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Corporation; or

(ix)  any material failure by the Executive to comply with the Corporation’s written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material, reputational or financial harm to the Corporation.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. In all cases the Corporation shall notify the Executive in writing of the basis for any for Cause termination by providing a detailed description of the alleged facts and circumstances giving rise to Cause. In addition, with respect to clauses (i), (ii), (vi), (viii) and (ix) Executive shall be given a period of at least 30 days to cure and only if Executive fails to cure within such time period will a termination be for Cause.

(d) “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities under this Agreement, with or without reasonable accommodation, for 90 calendar days out of any three hundred sixty-five (365) calendar day period, but only if the Executive is considered disabled within the meaning of Treasury Regulation section 1.409A-3(i)(4). Without limiting the circumstances in which the Executive may be determined to be disabled as defined in Treasury Regulation section 1.409A-3(i)(4), the Executive will be presumed to be disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program, provided the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation section 1.409A-3(i)(4). Any question as to the existence of the Executive’s Disability as to which the Executive and the Corporation cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Corporation. If the Executive and the Corporation cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Corporation and the Executive shall be final and conclusive for all purposes of this Agreement.

(e) “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)  a reduction in the Executive’s then current Base Salary;

(ii)   a relocation of the Executive’s principal place of employment by more than 50 miles, unless the new principal place of employment is closer to Executive’s principal residence;

(iii)  the Corporation’s failure to obtain an agreement from any successor to the Corporation to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(iv)  a material, adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

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The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Corporation of the existence of the circumstances providing grounds for termination for Good Reason within 30 business days of the initial existence of such grounds and the Corporation has had at least 30 business days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 30 calendar days after the expiration of the cure period, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.3. Termination for Cause or Without Good Reason. In case of termination by the Corporation for Cause or by the Executive without Good Reason, Executive shall be entitled to the Accrued Amounts.

5.4. Termination without Cause or for Good Reason. In case of termination without Cause by the Corporation or for Good Reason by the Executive, Executive shall be entitled to:

(a)   the Accrued Amounts;

(b)   subject to the Executive’s compliance with Sections 6 through 11 of this Agreement and her execution of a release of claims in favor of the Corporation, its affiliates and their respective officers and directors in a form attached hereto (the “Release”) and such Release becoming effective within the applicable time period set forth in the Release (the “Release Execution Period”), the Executive shall be entitled to receive a lump sum payment equal to one time the sum of the Executive’s annual Base Salary, which shall be paid within 30 days following the Termination Date;

(c)   upon determination by the Corporation’s Board of Directors or Compensation Committee, as appropriate, to be made in its sole discretion as to whether to grant such bonus, a pro-rata Annual Bonus, and if such pro-rata Annual Bonus is granted, determine the amount, form and payment schedule. For the avoidance of doubt, Executive shall not be entitled to any Annual Bonus solely for reason of termination, unless the Board of Directors or the Compensation Committee, as appropriate, in its sole discretion awards a bonus to Executive;

(d)   If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Corporation shall reimburse the Executive for the monthly COBRA premium paid by the Executive for herself and her dependents. Such reimbursement shall be paid to the Executive on the 10th day of the month immediately following the month in which the Executive timely remits the premium payment (“COBRA Premium Reimbursements”). The Executive shall be eligible to receive such COBRA Premium Reimbursement until the earliest of: (i) the six-month anniversary of the termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Corporation’s making payments under this Section 5.4(d) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.4(d) in a manner as is necessary to comply with the ACA;

(e)   All outstanding time-based equity-based compensation awards granted to the Executive during the Term of Employment shall become fully vested; and

(f)   All outstanding performance-based equity compensation awards granted to the Executive during the Term of Employment shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied. The determination whether such performance goals are satisfied shall be in the sole discretion of the Compensation Committee or the Board, as the case may be.

5.5. Termination upon Change in Control. Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or without Cause (other than on account of the Executive’s death or Disability), in each case within three (3) months prior to or twelve (12) months following a Change in Control, the Executive shall be entitled to receive:

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(a)  the Accrued Amounts;

(b)  subject to the Executive’s compliance with Sections 6 through 11 of this Agreement and execution of a Release which becomes effective by the end of the Release Execution Period, the Executive shall be entitled to receive a lump sum payment equal to 1.5 times the sum of the Executive’s annual Base Salary;

(c)  1.5 times the target Annual Bonus amount;

(d)  If the Executive timely and properly elects health continuation coverage under COBRA, the Corporation shall reimburse the Executive for the monthly COBRA premium paid by the Executive for herself and her dependents. Such reimbursement shall be paid to the Executive on the 10th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Corporation’s making payments under this Section 5.5(d) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.5(d) in a manner as is necessary to comply with the ACA;

(e)  All outstanding time-based equity-based compensation awards granted to the Executive during the Term of Employment shall become fully vested; and

(f)  All outstanding performance-based equity compensation awards granted to the Executive during the Term of Employment shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied. The determination whether such performance goals are satisfied shall be in the sole discretion of the Compensation Committee or the Board, as the case may be.

5.6 Release; Exclusive Remedy.

(a) The Executive agrees that the payments contemplated by this Section 5 shall constitute the exclusive and sole remedy for any termination of her employment and the Executive covenants not to assert or to pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

(b) As used herein, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Executive in favor of the Corporation in the form as in Exhibit A hereto.

5.7. Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Term of Employment, and the Corporation may terminate the Executive’s employment on account of the Executive’s Disability consistent with applicable law. Executive will be eligible for any employee plans in place that cover Disability and will be eligible for any employee benefits consistent with those plans.

(b) If the Executive’s employment is terminated during the Term of Employment on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. In addition, Executive’s spouse or partner and other dependents shall be entitled to six months of COBRA Premium Reimbursements upon timely request to the Corporation for such benefits. All outstanding equity-based compensation awards granted to the Executive during the Term of Employment shall become fully vested.

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5.8 Notice of Termination. Any termination of the Executive’s employment hereunder by the Corporation or by the Executive during the Term of Employment (other than termination pursuant to Section 5.4 on account of the Executive’s death) shall be communicated by written notice of termination (the “Notice of Termination”) to the other party hereto in accordance with Section 14(j). The Notice of Termination shall specify:

(a)	The termination provision of this Agreement relied upon;

(b)	To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated; and

(c)	The applicable Termination Date.

5.9 Termination Date. The Executive’s Termination Date shall be:

(a)	If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)	If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)	If the Corporation terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)	If the Corporation terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 calendar days following the date on which the Notice of Termination is delivered; provided that, the Corporation shall have the option to provide the Executive with a lump sum payment equal to 60 calendar days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered; and

(e)	If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 60 calendar days following the date on which the Notice of Termination is delivered.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a Separation from Service within the meaning of Section 409A.

5.10 Equity. Upon termination under this Section 5 for any reason, Executive’s outstanding and vested equity awards shall remain exercisable for 18 months following termination, subject to the provisions of the Corporation’s equity incentive plans.

5.11 Resignation From Boards and Committees. Following any termination of Executive’s employment as Chief Executive Officer with the Corporation, Executive agrees to resign, as of the date of such termination, from (i) each and every board of directors (or similar body, as the case may be) of the Corporation and each of its affiliates on which Executive may then serve, including, but not limited to, the Board (and any committees thereof), and (ii) each and every office of the Corporation and each of its affiliates that the Executive may then hold, and all positions that he may have previously held with the Corporation and any of its affiliates.

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5.12 Section 409A of the Internal Revenue Code.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and shall be construed and interpreted consistent with that intent. In the event that any payment or benefit payable under Section 5 of this Agreement is not compliant with Section 409A and any taxes, penalties or interest are imposed on the Executive under Section 409A as a result of such noncompliance (the “Section 409A Penalties”), the Corporation shall put the Executive in an after-tax economic position equivalent to the position the Executive would have been in without the imposition of such Section 409A Penalties. Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service or state tax authorities that, if successful, would require the payment of any such Section 409A Penalties or related state tax statutes. Executive’s right to be put in an equivalent after tax economic position is subject to the Executive providing such notification no later than ten (10) business days after Executive is informed in writing of such claim. If the Corporation desires to contest such claim, Executive shall (i) cooperate with the Corporation in good faith in order to effectively contest such claim and (ii) permit the Corporation to participate in any proceedings relating to such claim. The Corporation shall control all proceedings taken in connection with such contest; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest. This section shall also apply to any taxes, penalties, or interest imposed by any state that are calculated in a manner similar to taxes, penalties, or interest imposed by Section 409A(a)(1)(B), including those amounts imposed by the State of Colorado tax laws and regulations.

(b) If and to the extent that any payment or benefit under this Agreement, or any plan or arrangement of the Corporation, is determined by the Corporation to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Executive by reason of the Executive’s termination of employment, then (a) such payment or benefit shall be made or provided to the Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations (a “Separation from Service”) and (b) if the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation), such payment or benefit shall not be made or provided before the date that is six (6) months after the date of the Executive’s Separation from Service (or the Executive’s earlier death). For the purposes of clarity, the first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid to the Executive during the period between the termination of Executive’s employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(c) To the extent any expense reimbursement or in-kind benefit is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d) To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

6. Non-Competition.

The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Executive hereby expressly agrees as follows:

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(a) As a result of the particular nature of the Executive’s relationship with the Corporation, in the capacities identified earlier in this Agreement, for the Term of Employment, the Executive hereby agrees that Executive will not, directly or indirectly, (i) engage in any business for the Executive’s own account or otherwise derive any personal benefit from any business that competes with the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Corporation, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group. For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses which any entity within the Company Group may conduct operations, and any businesses which any entity within the Company Group has specific plans to conduct operations in the future and as to which the Executive is aware of such planning, whether or not such businesses have or have not as of that date commenced operations.

(b) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any Person, other than a business that competes with the business of the Company Group, which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling Person of, or a member of a group that controls, such Person, and (ii) does not, directly or indirectly, beneficially own one percent (1%) or more of any class of securities of such Person. Executive may indirectly, through a mutual or exchange traded fund, own, solely as an investment, securities of a business that competes with the business of the Company Group, which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling Person of, or a member of a group that controls, such Person, and (ii) does not, directly or indirectly, beneficially own one percent (1%) or more of any class of securities of such business. For purposes of this Section 6(b), “Person” shall have the meaning ascribed to such terms in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as described in Section 13(d) thereof.

7. Confidential Information.

As a material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other than in the course of the Executive’s duties hereunder, or unless compelled by lawful process after written notice to the Corporation of such notice along with sufficient time for the Corporation to try and overturn such lawful process, disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant. The Executive further agrees that the Executive will not retain or use for Executive’s own account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group.

8. Proprietary Rights.

(a) Inventions. All inventions, policies, systems, developments or improvements conceived, designed, implemented and/or made by Executive, either alone or in conjunction with others, at any time or at any place during the Term of Employment, whether or not reduced to writing or practice during such Term of Employment, which directly or indirectly relate to the business of any entity within the Company Group, or which were developed or made in whole or in part using the facilities and/or capital of any entity within the Company Group, shall be the sole and exclusive property of the Company Group. Executive shall promptly give notice to the Corporation of any such invention, development, patent or improvement, and shall at the same time, without the need for any request by any person or entity within the Company Group, assign all of Executive’s rights to such invention, development, patent and/or improvement to the Company Group. Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extensions or renewals of, letters patent of the United States or any foreign country that any entity in the Company Group desires to file.

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(b) Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the Term of Employment by the Corporation and relating in any way to the business or contemplated business, research or development of the Corporation (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Corporation.

For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(c) Work Made for Hire; Assignment. All copyrightable work by Executive during the Term of Employment that relates to the business of any entity in the Company Group is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company Group. If the copyright to any such copyrightable work is not the property of the Company Group by operation of the law, Executive will, without further consideration, assign to the Company Group all right, title and interest in such copyrightable work and will assist the entities in the Company Group and their nominees in every way, at the Company Group’s expense, to secure, maintain and defend for the Company Group’s benefit, copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Company Group whether copyrighted or not.

(d) Further Assurances; Power of Attorney. During and after the Term of Employment, Executive agrees to reasonably cooperate with the Corporation to (i) apply for, obtain, perfect and transfer to the Company Group the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Corporation any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Corporation. Executive hereby irrevocably grants the Corporation power of attorney to execute and deliver any such documents on Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Corporation and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Corporation’s request (without limiting the rights the Corporation shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

(e) No License. Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to the Executive by the Corporation.

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9. Anti-Solicitation.

In light of the amount of sensitive and confidential information involved in the discharge of the Executive’s duties, and the harm to the Corporation that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, the Executive promises and agrees that during the Term of Employment and for a period of two (2) years thereafter, the Executive will not use the Corporation’s confidential information to, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director or other owner or participant in any business, influence or attempt to influence the customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group.

10. Non-Solicitation of Employees.

In light of the amount of sensitive and confidential information involved in the discharge of the Executive’s duties, and the harm to the Corporation that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, the Executive promises and agrees that during the Term of Employment and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director, or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group, who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

11. Non-Disparagement.

The Executive agrees and covenants that the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, or maliciously false, or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

12. Return of Property.

Executive agrees to truthfully and faithfully account for and deliver to the Corporation all property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates, which Executive may receive from or on account of the Corporation, any other entity in the Company Group, or any of their respective affiliates, and upon the termination of the Term of Employment, or the Corporation’s demand, Executive shall immediately deliver to the Corporation all such property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates.

13. Withholding Taxes.

Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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14. Cooperation in Litigation.

Executive agrees that, during the Term of Employment or after the termination of Executive’s employment, Executive will reasonably cooperate with the Corporation, subject to Executive’s reasonable personal and business schedules, in any litigation which arises out of events occurring prior to the termination of Executive’s employment, including but not limited to, serving as a witness or consultant and producing documents and information relevant to the case or helpful to the Corporation. The Corporation agrees to reimburse Executive for all reasonable costs and expenses Executive incurs in connection with her obligations under this Section 9 and, in addition, to reasonably compensate Executive for time actually spent in connection therewith following the termination of Executive’s employment with the Corporation.

15. Miscellaneous.

(a) Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.

(b) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(c) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purposes of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(d) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Colorado, notwithstanding any Colorado or other conflict of law provision to the contrary. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Colorado, Boulder county. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(e) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(f) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

(g) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

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(h) Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(i) Resolution of Disputes.

(i) Any controversy arising out of or relating to Executive’s employment (whether or not before or after the expiration of the Term of Employment), any termination of Executive’s employment, this Agreement or the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the provisions of Colorado Revised Uniform Arbitration Act as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(ii) The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of Section 15(i)(i).

(iii) The parties agree that the Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Corporation).

(iv) Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 15, the Executive and the Corporation acknowledge that any breach of any of the covenants or provisions contained in Sections 6 through 11 could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 6 through 11 or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 6through 11.

(j) Publicity.

Executive hereby irrevocably consents during the term of this Agreement to any and all uses and displays, by the Company Group and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of Executive’s employment by the Corporation, for all legitimate commercial and business purposes of the Company Group (”Permitted Uses”) without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company Group and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Executive’s employment by the Corporation, arising directly or indirectly from the Company Group’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses. At the end of the term of this Agreement, the Corporation shall have no obligation to remove any previously-published displays described in this paragraph.

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(k) Notices.

(i) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly received if (i) delivered by hand or by courier, effective upon delivery, (ii) given by facsimile or electronic version, when transmitted if transmitted on a business day and during normal business hours of the recipient, and otherwise delivered on the next business day following transmission, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, 5 business days after being deposited in the U.S. postal mail. Any notice shall be duly addressed to the parties as follows:

(i) If to the Corporation:

Sonoma Pharmaceuticals, Inc.

Lead Independent Director of the Board or any Independent Director
5445 Conestoga Court, Suite 150
Boulder, Colorado 80301

(ii) If to the Executive:

Amy Trombly
At the address on file with the Corporation

(ii) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 13 for the giving of notice.

(l) Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

(m) Provisions that Survive Termination. The provisions of Sections 3.4, 3.5, 5 through 11, 14 and this Section 15 shall survive any termination of the Term of Employment.

(n) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(o) Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation and Executive have executed this Amended and Restated Employment Agreement as of the Effective Date.

CORPORATION

Sonoma Pharmaceuticals, Inc.,
a Delaware corporation

By:	/s/ Jerry McLaughlin
Name: Title:	Jerry McLaughlin Lead Independent Director of
Sonoma Pharmaceuticals, Inc.

EXECUTIVE

By:	/s/ Amy Trombly
Name:	Amy Trombly

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EXHIBIT A — RELEASE

1. Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A. “I,” “me,” and “my” include me, Amy Trombly, and anyone who has or obtains any legal rights or claims through me, including my heirs and estate, and each of my descendants, dependents, executors, administrators, assigns and successors.

B. “Employer,” as used in this Release, shall at all times mean Sonoma Pharmaceuticals, Inc. and “Released Party” or “Released Parties”, individual and collectively, means the Employer and the Employer’s parent, past or present subsidiaries, affiliates, each of any present or former officers, directors, shareholders, employees, agents or attorneys, trustees, insurers, successors, predecessors, assigns, or personal representatives.

C. “My Claims” mean actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, that I ever had, may now have or hereafter can, shall or may have against the Employer or other Released Party as of the date of the execution of this Release, including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to me for, upon, or by reason of any matter, cause or thing whatsoever, that are in any way related to my employment with or separation (termination of employment) from the Employer.

By signing this Release, I am agreeing to release any actual and potential claim, known or unknown, I have or may potentially have, in law or in equity, either as an individual or standing in the shoes of the government, under any federal, state or local law, administrative regulation or legal principle (except as provided in Paragraph 4 of this Release). The following listing of laws and types of claims is not meant to, and shall not be interpreted to, exclude any particular law or type of claim, law, regulation or legal principle not listed. I understand I am releasing all my Claims, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; and any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act Amendments Act (“ADAAA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Colorado Anti-Discrimination Act (CADA), the Workplace Accommodations for Nursing Mothers Act, the Pregnant Workers Fairness Act, the Lawful Off-Duty Activities Statute (LODA), the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, the Colorado Genetic Information Non-Disclosure Act, any other state human rights or fair employment practices act, and any other federal, state, or local statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, payment of any kind, including any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims. To the maximum extent permitted by law, I agree that I will not seek and waive any right to accept any relief or award from any charge or action against the Employer before any federal, state, or local administrative agency or federal state or local court whether filed by me or on my behalf with respect to any claim or right covered by this Release.

2. Agreement to Release My Claims. Except as stated in Paragraph 4, I agree to give up all My Claims, waive any rights thereunder, and forever discharge the Employer and all Released Parties of and from any and all liability to me for actions or causes of action, suits, or Claims. To the maximum extent permitted by law, I agree that I will not seek and I waive any right to accept any relief or award from any charge or action against the Employer or other Released Party before any federal, state, or local administrative agency or federal state or local court whether filed by me or on my behalf with respect to any claim or right covered by this Release. I also agree to withdraw any and all of my charges and lawsuits against Employer or other Released Party, except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against the Employer or other Released Party with the EEOC or other civil rights enforcement agency.

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I represent and warrant that I have not transferred or otherwise assigned my Claims, or parts thereof, to any person or entity, other than the Employer. I will defend, indemnify and hold harmless the Employer from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

 In exchange for my agreement to release my Claims, I am receiving satisfactory Consideration (compensation) from the Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The consideration I am receiving is a full and fair payment for the release of all my Claims. The Employer and the Released Parties do not owe me anything in addition to what I will be receiving.

3. Older Workers Benefit Protection Act. [This section may be revised if Executive terminates employment as part of a “group” termination.] The Older Workers Benefit Protection Act (“OWBPA”) applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act (“ADEA”) in connection with an exit incentive program or other employment termination program. I understand and have been advised that this Release of My Claims is subject to the terms of the OWBPA. The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Employer is giving me at least twenty-one (21) calendar days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to the Separation Agreement or this Release will not restart the running of this consideration period.

4. Exclusions from Release. My Claims do not include my rights, if any, to claim the following: unemployment insurance or workers compensation benefits; claims for my vested post-termination benefits under any 401(k) or similar tax-qualified retirement benefit plan; my COBRA rights; and my rights to enforce the terms of this Release.

A. Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me or any other party.

B. Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA, if I have rights under such laws.

C. I agree that the Employer and the Released Parties reserve any and all defenses, which any of them has or might have against any claims brought by me. This includes, but is not limited to, the Employer’s or other Released Party’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

D. Nothing in this Release releases any claims for indemnification by Executive pursuant to any indemnification agreement, statute or otherwise or claims for coverage under any D&O or other similar insurance policy.

5. Effective Date; Right to Rescind or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) calendar days after I sign it. I also have the right to rescind (or revoke) this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release (the “Rescission Period”). Any such rescission (or revocation) must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

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A. post-marked within the seven (7) calendar day Rescission Period;

B. properly addressed to

[INSERT NAME AND ADDRESS]; and

C. sent by certified mail, return receipt requested.

6. I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Employer or its attorneys. I understand and agree that this Release and the attached Agreement contain all the agreements between the Employer (and any other Released Party) and me. We have no other written or oral agreements. I understand this Release is a very important legal document and I agree to be bound by the terms of this Release.

Dated: ____________, 20__	_______________________________
Amy Trombly

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